Exhibit 99.1
PVH Corp. Declares Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)— April 30, 2025 -- PVH Corp. [NYSE:PVH], announced the Board of Directors of PVH Corp. declared a quarterly cash dividend of $0.0375 per share payable on June 25, 2025 to stockholders of record on June 4, 2025.

About PVH Corp.

PVH is one of the world's largest fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team, and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.

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Contact:
Mark D. Fischer
Executive Vice President, General Counsel and Secretary
(212) 381-3509